UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report: August 1, 2005
Date of Earliest Event Reported: July 26, 2005
Commission file number 1-10948
OFFICE DEPOT, INC.
(Exact name of registrant as specified in its charter)

Delaware	59-2663954

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2200 Old Germantown Road, Delray Beach, Florida 33445
(Address of principal executive offices) (Zip Code)
(561) 438-4800
(Registrant’s telephone number, including area code)
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement
Item 1.01 (a) provides that if the registrant has entered into a material definitive agreement. . . or into any amendment of such agreement that is material to the registrant, it must disclose the information outlined in Item 1.01. Interpretation of this Item by the Staff of the Securities and Exchange Commission provides that any employment agreement or amendment of an employment agreement with a named executive officer is required to be disclosed pursuant to Item 1.01. Charles E. Brown is a named executive officer of the registrant.
On July 26, 2005, Office Depot, Inc. (the “Company”) entered into an Amendment (the “Amendment”) of its Executive Employment Agreement (the “Agreement”) dated October 8, 2001, with Charles E. Brown, the Company’s President International and its Chief Financial Officer. The following is a brief description of the terms and conditions of the Amendment:
•	The Amendment memorializes that Mr. Brown was named as the Company’s President, International as of April 12, 2005.

•	It provides that Mr. Brown’s annual rate of base salary is increased to $615,000, retroactive to April 12, 2005.

•	It provides further that Mr. Brown’s target rate of bonusable earnings is increased to 65%.
The Amendment further provides that on the same date as the effective date of the Amendment, the Compensation Committee of the Board of Directors of the Company awarded to Mr. Brown (a) stock options to acquire up to 25,000 shares of the Company’s stock; (b) performance-restricted stock in the amount of 12,500 shares of the Company’s stock and (c) time-restricted stock in the amount of 2,000 shares of the Company’s stock.
The Amendment further provides that except as expressly amended, the Agreement remains in full force and effect, and is otherwise unmodified and its terms are not otherwise affected by the Amendment.
Item 9.01 — Exhibits

Exhibit 99.1	Amendment to Executive Employment Agreement dated July 26, 2005 between Office Depot, Inc. and Charles E. Brown

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OFFICE DEPOT, INC.
Date: August 1, 2005	By:	/S/ DAVID C. FANNIN
David C. Fannin
Executive Vice President and General Counsel

Index of Exhibits

Exhibit No.	Description

Exhibit 99.1	Amendment to Executive Employment Agreement dated July 26, 2005 between Office Depot, Inc. and Charles E. Brown

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